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                                                                EXHIBIT 10.51
                         AGREEMENT OF PURCHASE AND SALE



     THIS AGREEMENT OF PURCHASE AND SALE ("Agreement") is made as of this 25th day of February, 1997


BETWEEN:

                 Rural/Metro Corporation, a Delaware corporation
                                  ("Purchaser")

                                      -and-

                Robert E. Ramsey, Jr., an individual ("Ramsey"),
                         Patrick McGroder, Barry Landon,
                                 and Gary Ramsey
                          (collectively, the "Vendors"
                          and individually a "Vendor")


RECITALS:


     WHEREAS, the Vendors own and control all the issued and outstanding shares of the stock of Southwest General Services, Inc., an Arizona corporation (the "Company");

     AND WHEREAS, the Vendors desire to sell and the Purchaser desires to purchase all of the said issued and outstanding shares of the stock of the Company owned by the Vendors all upon and subject to the terms and conditions hereinafter set forth;

     NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained (the adequacy of which consideration as to each of the parties hereto is hereby mutually admitted), the parties hereto hereby covenant and agree as follows:

                                    ARTICLE 1

                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 DEFINITIONS - Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them as follows:

     (a) "Agreement" means this Agreement of Purchase and Sale and all instruments supplemental hereto or in amendment or confirmation hereof;
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     (b)  "Business" means the business presently carried on by the Company consisting of the provision of emergency and non-emergency medical transportation services and related billing and management services;

     (c) "Business Day" means a day other than a Saturday, Sunday or any day on which the principal commercial banks located in Phoenix, Arizona are not open for business during normal banking hours;

     (d) "Closing" means the completion of the sale to and purchase by the Purchaser of the Purchased Shares hereunder by the transfer and delivery of documents of title thereto and the payment of the purchase price therefore as contemplated herein;

     (e) "Closing Date" means the earlier of April 15, 1997 or five (5) business days following the satisfaction or waiver of all conditions precedent to this transaction, or such other date as the Parties may mutually agree in writing;

     (f) "Closing Time" means 10 o'clock a.m., Phoenix, Arizona local time, on the Closing Date, or such other time on the Closing Date as the Parties may agree;

     (g) "Employment Agreement" means the employment agreement to be entered into by and between Ramsey and Purchaser at the Closing, as contemplated by the Agreement of Purchase and Sale of even date herewith pertaining to SW General, Inc., an Arizona corporation.

     (h) "Financial Statements" means the unaudited financial statements of the Company, including a balance sheet as of December 31, 1996, and an operating statement for the twelve (12) month period then ended; copies of which are annexed as Schedule "A" hereto;

     (i) "Parties" means, collectively, the Vendors and the Purchaser, and "Party" means any one of them;

     (j) "Person" means any individual, corporation, partnership, limited liability company, trust or unincorporated association or similar entity, and pronouns have a similarly extended meaning;

     (k) "Purchase Price" means the purchase price to be paid by the Purchaser to the Vendors for the Purchased Shares as provided in Section 2.1 hereof;

     (l) "Purchased Shares" means all the issued and outstanding common shares of the stock of the Company;

     (m) "Southwest Companies" means, collectively, the Company, Southwest Ambulance of Casa Grande, Inc., Medical Emergency Devices and Services
          (MEDS), Inc., and SW General, Inc.


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Terms defined in the preamble, recitals and body of this Agreement shall have the same meanings herein as are ascribed thereto in the preamble, recitals and body.

1.2 GENDER AND NUMBER - Words importing the singular include the plural and vice versa; words importing gender include all genders.

1.3 ENTIRE AGREEMENT - This Agreement, including the Schedules and Exhibits hereto, together with the agreements, certificates, and other documents and instruments to be delivered pursuant hereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein and therein.

1.4 WAIVERS, ETC. - No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement, in whole or in part, shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

1.5 OTHER WORDS AND PHRASES - In this Agreement, unless otherwise expressly provided (i) the words "hereof", "herein", "hereto" and "hereunder" and words of similar import refer to this Agreement as a whole and not to the particular Article, Section, Subsection, paragraph or other subdivision, and (ii) all references to designated "Articles", "Sections", "Subsections", "paragraphs" or other subdivisions are to the designated Articles, Sections, Subsections, paragraphs and other subdivisions of this Agreement.

1.6 HEADINGS - The Article and Section headings contained herein are included solely for convenience of reference, are not intended to be full or accurate descriptions of the content thereof and shall not be considered part of this Agreement.

1.7 APPLICABLE LAW - This Agreement and the rights, obligations and relations of the Parties shall be governed by and construed in accordance with the laws of the State of Arizona and the federal laws of the United States applicable therein.

1.8 ACCOUNTING TERMS - All accounting terms shall have the meanings ascribed to them in accordance with generally accepted accounting principles consistently applied, and all references to "generally accepted accounting principles" shall be deemed to be, unless otherwise specified, reference to accounting principles which are generally accepted in the United States.

1.9 SCHEDULES AND APPENDICES - The following are the schedules and appendices attached to and incorporated in this Agreement by reference and deemed to be an integral part hereof:

     Schedule "A" - Financial Statements

     Schedule "B" - Authorized and Issued Share Capital, Share Ownership, and
                    Purchase Price Allocation for each of the Vendors


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     Schedule "C" - [Intentionally Omitted]

     Schedule "D" - [Intentionally Omitted]

     Schedule "E" - Operating Licenses

     Schedule "F" - Undisclosed Liabilities, Guaranties and Indemnities

     Schedule "G" - Absence of Changes

     Schedule "H" - Unusual Transactions

     Schedule "I" - Liens, Charges and Encumbrances

     Schedule "J" - Real Property Leases and Owned Real Property

     Schedule "K" - Vehicular Equipment Owned or Leased

     Schedule "L" - Revenue Contracts

     Schedule "M" - Contracts to Purchase Goods/Services

     Schedule "N" - Employment Contracts, Collective Agreements, Pension or
                    Similar Plans, Unfair Labor Practice Complaints

     Schedule "O" - Litigation

     Schedule "P" - Employees over $40,000

     Schedule "Q" - Insurance Policies

     Schedule "R" - Intellectual Property

     Schedule "S" - Third Party Approvals

     Schedule "T" - Environmental Matters

     Schedule "U" - Subsidiaries and Affiliates

     Schedule "V" - Bank Accounts

     Schedule "W" - Purchaser's Disclosure Schedule

     Appendix "J" - Certain Real Estate Representations and Warranties


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                                    ARTICLE 2

                                PURCHASE AND SALE

2.1 PURCHASE PRICE - At the Closing Time, the Vendors shall sell and the Purchaser shall purchase the Purchased Shares for an aggregate purchase price of Six Million, Five Hundred Thousand Dollars ($6,500,000), all of which shall be paid in immediately available funds at the Closing. The cash consideration shall be allocated amongst the Vendors as set forth in Schedule "B" hereto.

2.2 ACTION BY VENDORS AND PURCHASER AT THE CLOSING TIME -

     (a) Delivery of Certificates by the Vendors, etc. - The Vendors shall transfer and deliver to the Purchaser at the Closing stock certificates representing all the Purchased Shares duly endorsed in blank for transfer or accompanied by irrevocable stock transfer powers of attorney duly executed in blank, in either case by the holders of record thereof, free and clear of all liens, claims, rights, charges, encumbrances and security interests of whatsoever kind and nature. The Vendors shall take such steps as shall be necessary to cause the Company to enter the Purchaser or its nominee upon the books of the Company as the holder of the Purchased Shares and to issue one or more share certificates to the Purchaser representing the Purchased Shares;

     (b) Payment to Vendors - At the Closing, the Purchaser shall pay to the Vendors the Purchase Price of Six Million, Five Hundred Thousand Dollars ($6,500,000) by wire transfer according to the wire instructions provided to the Purchaser by the Vendors prior to the Closing.

     (c) Delivery of Other Documents - The Vendors and Purchaser shall deliver all such other documents at the Closing as contemplated herein.

2.3 [INTENTIONALLY OMITTED]

2.4 PLACE OF CLOSING - The Closing shall take place at the Closing Time at the offices of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A., One E. Camelback Road, Suite 1100, Phoenix, Arizona or at such other place as may be agreed upon by the Vendors and the Purchaser.

2.5 TAX TREATMENT - The acquisition of the Company shall be a purchase of stock which is intended to be treated as a purchase of assets pursuant to an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code").


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                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

3.1 REPRESENTATIONS AND WARRANTIES OF VENDORS - To induce Purchaser to enter into this Agreement and to perform its obligations hereunder, and with full knowledge that Purchaser will rely thereon, the Vendors hereby represent and warrant, jointly and severally, to the Purchaser the truth, accuracy and completeness of the following:

     (a) Enforceability of Obligations - This Agreement and each of the other agreements referenced herein to which one or more Vendors is a party have been duly executed and delivered by each of such Vendors, and each of the Agreement and such other agreements constitutes a valid and binding obligation of each of the Vendors enforceable against each of them in accordance with its terms.

     (b)  Right to Sell - The Vendors:

          (i) are the sole beneficial owners of the Purchased Shares (which shares constitute all of the issued and outstanding shares of the stock of the Company); and

          (ii) are the holders of record of all the Purchased Shares (which shares constitute all of the issued and outstanding shares of the stock of the Company) and have good and marketable title to, and rightful possession of, all of the Purchased Shares free and clear of any liens, claims, rights, charges, encumbrances, security interests of whatsoever kind and nature or rights of others (other than the rights of the Purchaser hereunder) and no Person (other than the Purchaser hereunder) has any agreement, option or any rights capable of becoming an agreement or option for the acquisition of the Purchased Shares or any other shares in the Company.

     (c) Licenses, Registrations and Compliance - The Company is registered, licensed or otherwise qualified as a corporation to do business in each jurisdiction in which the nature of its business or the property owned or leased by it makes such registration, licensing or other qualification necessary, and such registrations, licenses or qualifications (as the case may be) are in good standing. The Company is not in violation in any material respect of any applicable laws, regulations, orders, rules, decrees, ordinances, licenses or operating authorities. The licenses and operating authorities issued by federal, state or local authorities to the Company, copies of which are attached hereto as Schedule "E" (the "Operating Licenses"), comprise all the material licenses, permits and operating authorities held in respect of the Business. The Operating Licenses are all of the material operating authorities necessary or reasonably required for the carrying on of the Business as presently conducted and the ownership and use of its assets, property, and premises. Except as described in Schedule "E" and subject to applicable regulations and policies of the Arizona Department of Health Services, the Operating Licenses are not subject to review or notification and there is no


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          litigation, arbitration or other proceeding pending or threatened which would materially and adversely affect the use of the Operating Licenses by the Business or which may result in the revocation, cancellation, suspension or any materially adverse modification of any of such Operating Licenses.

     (d) Organization and Valid Existence - The Company is duly incorporated and organized, validly existing and in good standing under the laws of the State of Arizona, and has all necessary corporate power, authority and capacity to own and lease its property and assets and to carry on the Business as presently conducted by it. Each of the Vendors has the full right, power, authority and capacity to execute and deliver this Agreement and the other agreements referenced herein to which any such Vendor is a party, to consummate the transactions contemplated hereby and thereby, and to fully and timely perform its obligations hereunder and thereunder.

     (e) Capitalization - The authorized capital stock of the Company and the total number of shares of the Company's capital stock presently issued and outstanding are as set forth on Schedule "B". All issued and outstanding common shares of the Company have been duly authorized and validly issued, are fully paid and non-assessable, and are free of pre-emptive rights.

     (f) Financial Statements - Copies of the Financial Statements are each true, complete and correct and have been prepared on an accrual basis from the books and records of the Company, in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding periods. The Financial Statements each fairly present in all material respects a true, accurate and complete statement of the financial condition, assets, liabilities and results of operations of the Company as of the dates and for the periods set forth therein.

     (g) Absence of Undisclosed Liabilities - Except as fully disclosed on Schedule "F" hereto, the Company has no liabilities or obligations, fixed or contingent, accrued or unaccrued that are not fully and properly reflected, or adequately reserved against, on the December 31, 1996 balance sheet of the Company included in the Financial Statements, excepting only those liabilities and obligations incurred by the Company in the ordinary course of its business between the date of such balance sheet and the Closing Date, none of which liabilities is individually or are collectively material, incurred in violation of this Agreement, or would require accrual and/or disclosure under generally accepted accounting principles.

     (h) Guaranties and Indemnities - Schedule "F" hereto contains a true, complete and correct list of all contracts and agreements pursuant to which the Company has guaranteed or indemnified any debt, liability or obligation of any other person or entity, including, without limitation, any Vendor (including, without limitation, the execution of any document obligating the Company with respect to any performance or other bond), or pursuant to which the Company has pledged or otherwise encumbered any of its assets. Except as disclosed in Schedule "F" hereto, the Company is not indebted to any Vendor, nor is any Vendor indebted


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          to the Company in any amount for any purpose. Except as disclosed in
          Schedule "F" hereto, the Company has not agreed to give any guaranty of indebtedness or other obligations of third parties or made any other commitment by which the Company is, or is contingently, responsible for such indebtedness or other obligation.

     (i) Tax Matters - The Company has duly and timely filed all federal, state, county and local income, franchise, capital, sales or use, excise, fuel, escheatment, property or other tax returns, reports or filings required by any law or regulation to be filed by it and has duly paid all taxes, assessments and reassessments, and all other taxes, duties, governmental charges, penalties, interest and fines due and payable by it on or before the date hereof.

          The federal, state, county and local income tax returns of the Company provided to Purchaser are accurate in all respects.

          There are no actions, suits, proceedings, inquiries, investigations or claims of any nature or kind whatsoever now pending or, to the best knowledge of Vendors, after due inquiry, threatened, against the Company with respect to any such returns or reports, or any such taxes, or any matters under discussion with any federal, state, county, local or other authority relating to such taxes.

          The Company has not received from any authority any assessment, reassessment or notice of underpayment of any taxes or other penalty or charges and no such notice is reasonably to be expected.

          There is no misrepresentation that is attributable to wilful default or fraud in tax returns of the Company previously filed.

          No consents extending or waiving the time limited for reassessment of any taxes, duties, governmental charges, penalties, interest or fines, or any statutes of limitations related thereto have been filed with respect to the Company for any fiscal year.

          The Company has withheld from each payment made to any of its officers, directors, former directors, and employees and former employees the amount of all taxes and other deductions (including without limitation, income taxes, unemployment, disability, and other required taxes and contributions) required to be withheld and has paid the same together with the employer's share of same, if any (to the extent required to be paid so no such amount is past due), to the proper tax or other receiving officers within the prescribed times and has filed, in complete and accurate form, all information and other returns required pursuant to any applicable legislation within the prescribed times.

          The provision made for current and deferred taxes included in the Financial Statements is sufficient for the payment of all accrued and unpaid federal, state, county and local income, franchise, capital, sales or use, excise, fuel, escheatment, property or other taxes, assessments and reassessments, duties, governmen-


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          tal charges, penalties, interest and fines of, and payable by, the
          Company, whether or not disputed, for the period ended the date thereof and for all periods prior thereto.

     (j) Absence of Changes - Except as disclosed on Schedule "G" hereto, since December 31, 1996 there has not been:

          (i) any change in the condition or operations of the business, assets, financial condition, or otherwise of the Company other than changes in the ordinary and normal course of business, none of which has been materially adverse; or

          (ii) any damage, destruction or loss, labor trouble or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting the business, financial condition, assets, properties or business prospects of the Company.

     (k) Absence of Unusual Transactions - Except as disclosed on Schedule "H", the Company has not, other than with respect to affiliated entities of the Company being acquired by the Purchaser on the Closing Date, since December 31, 1996:

          (i) transferred, assigned, sold or otherwise disposed of any assets, granted a lien, security interest, mortgage or other encumbrance in any assets, or cancelled any debts or claims except only in each case in the ordinary and usual course of business or to the extent such assets, liens, security interests, mortgages, encumbrances, debts or claims do not individually or in the aggregate exceed $20,000 (when added to any dispositions, grants, or cancellations by the other Southwest Companies);

          (ii) incurred or assumed any obligation or liability which individually or in the aggregate exceeds $100,000 (fixed or contingent), except those listed in Schedule "F" hereto and except unsecured current obligations and liabilities incurred in the ordinary and normal course of business which individually or in the aggregate do not exceed $100,000;

          (iii) discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities included in the Financial Statements and liabilities incurred since the date thereof in the ordinary and normal course of business;

          (iv) declared or made any payment of any dividend or other distribution in respect of any shares of its stock as applicable, or purchased or redeemed any such shares thereof, or effected any subdivision, consolidation or reclassification of any such shares;

          (v) suffered or been threatened with any material adverse change in its business or financial condition, business activities, or business prospects,


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                    including, without limiting the generality of the foregoing, the existence or threat of any labor dispute, or any material adverse change in, or loss of, any material relationship between the Company and any of its customers, suppliers or key employees, or entered into any commitment or transaction not in the ordinary and usual course of business where such commitment or transaction is or would be material in relation to the Company;

          (vi) made any general wage or salary increases in respect of personnel which it employs, other than increases in the ordinary and normal course of business, nor hired any employee who shall have an annual salary in excess of $70,000; or

          (vii) authorized or agreed or otherwise become committed to do any of the foregoing.

     (l) Title to Properties - Except as disclosed in Schedules "I" and "J" hereto, the Company has good and marketable title to all its respective properties, interests in properties and assets, real and personal, including without limitation those reflected in the Financial Statements or acquired since the date of the Financial Statements, free and clear of all mortgages, pledges, liens, claims, rights, encumbrances or charges of any kind or nature.

     (m) Equipment and Condition of Assets - All non-vehicular equipment, assets, personal property and fixtures in the possession or custody of the Company which, as of the date hereof, are owned, leased or held under license or similar arrangement by the Company and are necessary for the conduct of the Business are in good condition, repair and proper working order, reasonable wear and tear excepted. Copies of all leases, licenses, agreements and other documentation relating thereto have been provided or made available to Purchaser.

     (n) Leases of Real Property - The Company is not a party to or bound by any leases of real property other than those disclosed in Schedule "J" hereto, and all interests held by the Company as lessee under such leases are free and clear of any and all liens, charges and encumbrances of any nature and kind whatsoever. All rental and other payments required to be paid by the Company, as lessee, pursuant to such leases have been duly paid. Such leases are in full force and effect without amendment thereto and the Company is not otherwise in default in any material respect in meeting its obligations contained in any such lease. The representations or warranties set forth in Appendix "J" hereto with respect to any real property owned by NRM Properties, Inc. or Chaparral Properties, Inc. that is subject to a lease to which the Company is a party or by which it is bound are true and correct.

     (o) Real Property - The Company does not own any interest in real property, except as disclosed on Schedule "J" hereto.


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     (p)  Vehicular Equipment - Schedule "K" contains a list of all vehicular equipment owned or leased by the Company and copies of all motor vehicle certificates of title with respect to such vehicular equipment have been provided to the Purchaser. Such vehicular equipment is, in all material respects, in good condition, repair and proper working order, reasonable wear and tear excepted, and each vehicle complies in all material respects with all laws and regulations affecting its operation and each vehicle bears a current safety standards certificate.

     (q) Revenue Contracts - Except as disclosed in Schedule "L", the Company is not a party to any contract pursuant to which it is to provide transportation or other services. Each of the contracts set out in Schedule "L" is in full force and effect and enforceable in accordance with its respective terms and conditions, and there is not existing any default, or event or condition which, with the giving of notice or the passage of time, or both, would constitute an event of default, by the Company or any other party thereto under any of such contracts, that could have a material adverse effect on any of such contracts.

     (r) Contracts to Purchase - Except as set out in Schedule "M", the Company is not a party to any contract to purchase any goods and/or services with a value in excess of $20,000/year. Each of the contracts set out in Schedule "M" is in full force and effect and enforceable in accordance with its respective terms and conditions, and there is not existing any default, or event or condition which, with the giving of notice or the passage of time, or both, would constitute an event of default, by the Company or any other party thereto under any of such contracts, that could have a material adverse effect on any of such contracts.

     (s) Employment Contracts - Except as set out in Schedule "N", the Company neither has any written employment contracts, union or collective labor, pension, deferred profit sharing, retirement, employee benefit, stock option or other similar agreements or plans nor has it had any such plan or agreement in the past, nor does it have any written contracts of employment with any employees or, to the best of Vendors' knowledge, any oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable law. The Company has not, in the last four (4) years, experienced any labor disputes which were of a material nature, work stoppages or strikes. There is not now any circumstances or conduct which could result in the filing of an unfair labor practice complaint against the Company; any such complaints previously raised and currently ongoing and the current status thereof are particularized in Schedule "N".

     (t) Material Contracts - Except for the material contracts and commitments disclosed herein, including the Schedules attached hereto, the Company is not a party to or bound by any material contract or commitments whether oral or written. True, correct and complete copies of all such written contracts and commitments either have been delivered to the Purchaser or will be delivered prior to Closing. Each of such contracts and commitments is in full force and effect and enforceable in


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          accordance with its respective terms and conditions, and there is not existing any default, or event or condition which, with the giving of notice or the passage of time, or both, would constitute an event of default, by either of the Company or any other party thereto under any of such contracts or commitments, that could have a material adverse effect on any of such contracts or commitments. The Company has the capacity, including the necessary personnel, equipment and supplies, to perform all its obligations thereunder in all material respects.

     (u) Pension/Benefit/Health Plans - The only pension, benefit or health plans established by or for the Company for its employees are those disclosed in Schedule "N" hereto; such plans are duly registered where required by, and are in good standing under all, applicable legislation; all required employer contributions thereunder to the date hereof have been made and the respective pension funds are funded in accordance with the rules of the pension plans and no past service funding liabilities exist thereunder. Except as disclosed on Schedule "N" hereto, there is no employee benefit or health plan established or maintained for employees of the Company, or to which contributions have been made by the Company with respect to such employees, which is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company is in compliance in all material respects with all provisions of ERISA, and the Company is not subject to any liability or obligation arising under ERISA or any other applicable law or the provisions of any other employee benefit plan, including but not limited to liability owed to the Pension Benefit Guaranty Corporation on account of a termination or partial termination of any employee benefit plan, any liability resulting from a "prohibited transaction", any liability for failure to meet minimum funding requirements, any liability related to the termination of a multi-employer pension plan, and any liability caused by the non-qualification of any plan under section 401 of the Code. No pension plan, no employee benefit plan, no "disqualified person" (as such term is used in Section 4975(c)(1) of the Code) has engaged, and no Vendor has engaged, in any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) other than any such transaction which is exempt under Section 408 of ERISA or Section 4975(d) of the Code. The 401k plan of the Company meets in all material respects the requirements of section 401(a) of the Code. The Company does not have any obligation to provide material post-retirement benefits of any nature to its employees, former employees or their survivors, dependents or beneficiaries, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") or any other applicable state medical benefits continuation laws, nor will any such obligation to provide such post-retirement benefits be incurred solely as a result of the consummation of the within transactions. The Company has not caused there to occur a "mass lay-off", as defined in section 693.3 of the regulations issued under the Worker Adjustment and Retention Notification Act (20 CFR 639) at any time in the past.

     (v) Absence of Conflicting Agreements - Neither the Company nor any Vendor is a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, or, to the best of Vendors' knowledge, any statute, regulation, order, judgment, decree or law which would be in any material respect violated, contravened, breached by or under which a material default would occur, as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for herein.

     (w) Litigation - Except for the items disclosed in Schedule "O" hereto, all of which are fully insured against, there is no suit, action, litigation, arbitration proceeding or private or governmental proceeding, hearing before an administrative tribunal, including appeals and applications for review, in progress, pending or to the knowledge of Vendors threatened against the Company or materially and adversely affecting its properties, business, financial condition or business prospects. Except as shown in Schedule "O", there is not presently outstanding against the Company any adverse judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator.

     (x) Employees - There are set forth in Schedule "P" hereto the names and titles of all personnel employed or engaged by the Company whose annual base salary exceeds $40,000, including rates of remuneration, positions held and date of commencement of employment. The employment records of the Company are true, complete and correct in all material respects. Except as disclosed in Schedule "P" hereto, the Company does not owe any past or present employee any sum other than for accrued wages or salaries for the current payroll period, reimbursable expenses, accrued vacation and holiday pay (none of which is for a period in excess of two (2) weeks' pay with respect to any single employee), sick leave rights and amounts payable under employee benefit plans, and all of such sums that accrue from the date hereof until the Closing shall be timely paid by the Company on or prior to the Closing Date. There is not pending or, to the best knowledge of Vendors, after due inquiry, threatened, any charge or complaint against or involving the Company or any of its officers or employees by the National Labor Relations Board, the Occupational Health & Safety Administration, the Department of Labor, or any similar federal, state or local board of agency, or any representative thereof.

     (y) Insurance - The Company currently has in force the policies of insurance set out in Schedule "Q" hereto. Such policies are appropriate to its Business, property and assets, are in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets, and, to the knowledge of Vendors, are issued by responsible insurers. All such policies of insurance are in full force and effect and the Company is not in default, whether as to the payment of premium or otherwise, under the terms of any such policy. Such policies can be cancelled without penalty or premium, and such cancellation would trigger a full pro rata refund of prepaid premiums. The Company has no liability for retrospective insurance premiums or costs.

     (z)  Intellectual Property - Attached as Schedule "R" is a true and correct schedule identifying all material patents, patent rights or licenses, patent applications, trademarks, trademark registrations and applications, trademark rights, trade names, trade secrets, service marks and applications therefore, copyrights and copyright registrations and copyright applications used in whole or in part in or required for the proper carrying on of the Business of the Company (the "Intellectual Property"). None of the matters covered by the Intellectual Property, nor any of the products or services sold or provided by the Company, nor any of the processes used or the business practices followed by the Company, infringes or has infringed upon any trademark, trade name, fictitious name, service mark, trade secrets, patent or copyright owned by any person or entity (or any application with respect thereto), or constitutes unfair competition. The Company is not obligated to pay any royalty or other payment with respect to any of the Intellectual Property, except as disclosed in Schedule "R". Except as disclosed in Schedule "R" hereto, to the best of Vendors' knowledge, no person or entity is producing, providing, selling or using products, services, names, or marks that would constitute an infringement of any of the Intellectual Property.

     (aa) Corporate Records - The corporate records and minute books of the Company have been delivered to the Purchaser and contain complete and accurate copies of the Company's Articles of Incorporation, as amended, by-laws, minutes of all meetings, and resolutions of its directors and shareholders. All such meetings were duly called and held, all such by-laws and resolutions were duly passed and the share certificate books, registers of shareholders and members, registers of transfers and registers of directors of the Company are complete and accurate in all material respects. In all material respects, the books and records of the Company with respect to its assets, businesses, operations, properties and prospects have been maintained in accordance with generally accepted accounting principles and in the usual, regular and ordinary manner, and all entries with respect thereto have been made and all transactions have been properly accounted for. All applicable corporate and other laws and all applicable generally accepted accounting principles relating to the maintenance of such books and records have been complied with by the Company.

     (bb) Third Party Approvals - Except for approvals required by the Federal Trade Commission or other agencies for purposes of complying with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "Hart Act") and required by the Arizona Department of Health Services, and except as disclosed in Schedule "S", there are no approvals, consents or waivers required to be obtained or applications required to be filed from or with governmental authorities or from any other Person whatsoever, including pursuant to any leases or contracts containing prohibitions or pre-consent provisions pertinent to this Agreement in order to permit the transactions contemplated herein or to preserve the Business and/or assets of the Company.

     (cc) Compliance with Environmental Laws - Except as disclosed in Schedule "T" hereto, the Company and the Business are in all material respects in compliance with all, and do not violate in any material respect, and have not violated in any material respect any, applicable federal, state, municipal or local laws, regulations, orders, certificates of approval, licenses, permits, governmental decrees, ordinances or any and all other applicable legislation or regulatory requirements with respect to environmental, health or safety matters. There has been no storage, treatment, generation, discharge, transportation or disposal of industrial, toxic or hazardous substances or solid or hazardous waste by, or on behalf of, the Company, in violation of any federal, state or local law, statute, rule or regulation or any decree, order, arbitration award or agreement with or any license or permit from any federal, state or local governmental authority. There has been no spill, discharge, leak, emission, injection, escape, dumping, or release of any kind by, or on behalf of, the Company, into the environment (including, without limitation, into air, water or ground water) of any materials including, without limitation, industrial, toxic or hazardous substances or solid, medical or hazardous waste, as defined under any federal, state or local law, statute, rule or regulation other than those releases permissible under such law, statute, rule or regulation or allowable under applicable permits.

     (dd) Compliance - The Company is not in violation in any material respect of any laws, regulations, decrees or ordinances applicable to the Business, assets, properties, financial condition or business prospects of the Company.

     (ee) Subsidiaries and Affiliates - Except as disclosed in Schedule "U" hereto, the Company has no subsidiaries or any other equity investment in any entity engaged in any aspect of the medical or transportation industry. Except as disclosed in Schedule "U" hereto, no Vendor has any equity interest in any "Affiliates." For purposes of this Agreement, the term "Affiliates" shall mean all entities engaged in any aspect of the medical or transportation industry in which the applicable Vendor is either an officer or director, or in which the applicable Vendor, directly or indirectly, owns or controls ten percent (10%) or more of the equity securities of the entity.

     (ff) Accounts Receivable - The accounts receivable existing on the books of the Southwest Companies at the Closing Time (net of contractual allowance) (the "Closing Accounts Receivable") shall be at least $6,040,000 (the "Minimum Accounts Receivable") and an amount at least equal to the Minimum Accounts Receivable or the Closing Accounts Receivable, whichever amount is greater (the "Target Accounts Receivable"), is good and collectible within 365 calendar days thereafter. None of the Closing Accounts Receivable are subject to the return of the merchandise or other property the selling price of which is represented thereby, or to offsets or counterclaims, the extent of which is in excess of any reserves for collectibility thereof reflected in the books of the Southwest Companies at the Closing.

     (gg) Bank Accounts - Schedule "V" hereto sets forth the name and location of each bank in which the Company has an account, lock box or safe deposit box, the number of each such account or box, the names of all signatories thereto and the persons authorized to draw thereon or have access thereto. No power of attorney exists from the Company.

     (hh) Accuracy of Documents, Representations and Warranties - The copies of all documents furnished to Purchaser, or any of its representatives by or on behalf of any Vendor or the Company, or any one or more of them, or their representatives, are true, complete and correct in all material respects. No representation or warranty of any Vendor contained in this Agreement or the other agreements to be executed by any Vendor pursuant hereto, and no statement contained in the exhibits, the schedules or the other documents delivered by or on behalf of any Vendor, or his or its representatives pursuant to or in connection with this Agreement or the other agreements to be executed by any Vendor pursuant hereto or any of the transactions contemplated hereby or thereby, contains any untrue statement of a material fact, or omits to state any material fact required to be stated herein or therein in order to make the statements contained herein or therein not misleading.

3.2 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER - To induce the Vendors to enter into this Agreement and to perform Vendors' obligations hereunder, and with full knowledge that Vendors will rely thereon, the Purchaser hereby represents and warrants to the Vendors the truth, accuracy and completeness of the following, except as disclosed in Schedule "W" hereto:

     (a) Organization and Valid Existence - The Purchaser is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power, authority and capacity to execute and deliver the Agreement and the other agreements referenced herein to which the Purchaser is a party, to consummate the transactions contemplated hereby and thereby, and to fully and timely perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the other agreements referenced herein to which Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by Purchaser's board of directors, and no other corporate proceedings on the part of Purchaser are required to authorize the execution and delivery of this Agreement, the other agreements referenced herein to which Purchaser is a party, or the consummation of the transactions contemplated hereby or thereby.

     (b) Enforceability - This Agreement and the other agreements referenced herein to which Purchaser is a party have been duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

     (c) Absence of Conflicting Agreements - The Purchaser is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur, as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for herein.

     (d) Litigation - There is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or, to the best of the knowledge, information and belief (after due inquiry) of the senior officers of the Purchaser, threatened against or involving the Purchaser or any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator which, in any such case, would materially and adversely affect the ability of the Purchaser to enter into this Agreement or to consummate the transactions contemplated hereby.

     (e) Third Party Approvals - Except for approvals required by the Federal Trade Commission or other agencies for purposes of complying with the Hart Act and those required by the Arizona Department of Health Services, and except as disclosed in Schedule "W", there are no approvals, consents or waivers required to be obtained or applications required to be filed from or with governmental authorities or from any other Person whatsoever, including pursuant to any leases or contracts containing prohibitions or pre-consent provisions pertinent to this Agreement, in order to permit the transactions contemplated herein.

     (f) Accuracy of Documents, Representations and Warranties - The copies of all documents furnished to the Vendors and their representatives by or on behalf of Purchaser and its representatives are true, complete and correct in all material respects. No representation or warranty of Purchaser contained in this Agreement or the other agreements referenced herein to which Purchaser is a party, and no statement contained in the exhibits, the schedules or the other documents delivered by or on behalf of Purchaser or its representatives pursuant to or in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact required to be stated herein or therein in order to make the statements contained herein or therein not misleading.

3.3 NO BROKER - Each of the Parties represents and warrants to the others that all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on between them directly and without the intervention of any other party in such manner as to give rise to any valid claims against any of the Parties for a brokerage commission, finder's fee or other like payment.

3.4 NON-WAIVER - No investigations made by or on behalf of a Party at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the other Party herein or pursuant hereto.

3.5 NATURE OF REPRESENTATIONS, WARRANTIES AND COVENANTS - All statements contained in any certificate or other instrument delivered by or on behalf of a Party pursuant to or in connection with the transactions contemplated by this Agreement shall be deemed to be made by such Party hereunder.

                                    ARTICLE 4

                     CONDITIONS PRECEDENT TO THE PERFORMANCE
                       BY THE PURCHASER AND THE VENDORS OF
                     THEIR OBLIGATIONS UNDER THIS AGREEMENT

4.1 PURCHASER'S CONDITIONS - The obligation of the Purchaser to complete the purchase of the Purchased Shares hereunder shall be subject to the satisfaction of, or compliance with, in all material respects, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part):

     (a) Truth and Accuracy of Representations of Vendors at the Closing Time - All of the representations and warranties of Vendors made in or pursuant to this Agreement shall be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby), and the Purchaser shall have received a certificate from each of the Vendors confirming the truth and correctness in all material respects of their representations and warranties contained herein;

     (b) Performance of Obligations - The Vendors shall have performed or complied with all of their obligations, covenants and agreements hereunder;

     (c) Receipt of Closing Documentation - All documentation relating to the due authorization and completion of the sale and purchase hereunder of the Purchased Shares and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Vendors of their obligations under this Agreement shall be reasonably satisfactory to the Purchaser and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance reasonably satisfactory to the Purchaser;

     (d) Consents, Authorizations and Registrations - All consents, approvals, orders and authorizations of any Persons or governmental authorities (or registrations, declarations, filings or recordings with any such authorities) required in connection with the completion of any of the transactions contemplated by this Agreement (including, without limitation, any notifications, approvals or consents required by the Arizona Department of Health Services) shall have been obtained on or before the Closing Time; the Vendors shall have obtained and delivered by Closing to the Purchaser written consents, in form and substance satisfactory to the Purchaser, to the transaction contemplated herein which are required (if any) pursuant to the real property leases referred to in Schedule "J" (and any customer contracts where approval or consent is required), including, without limiting the generality of the foregoing, such acknowledgements and confirmations of good standing from the lessors in respect of the real property leases referred to in Schedule "J" hereto as may be reasonably requested by the Purchaser;

     (e) Directors and Officers of Company - Subject to the terms of the Employment Agreement, there shall have been delivered to the Purchaser on or before the Closing Date the resignations of such persons as the Purchaser shall direct who are presently directors and/or officers of the Company.

     (f) No Damage - No substantial damage by fire or other hazard to the assets of the Company shall have occurred from the date hereof to the Closing Date which is not fully and adequately insured against;

     (g) Litigation - On the Closing Date, there shall be no litigation, governmental investigation or proceeding pending or threatened for the purpose of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement or otherwise claiming that such consummation is improper;

     (h) Hart-Scott-Rodino Filing - The applicable waiting period under the Hart Act shall have expired or terminated.

     (i) Management - Rural/Metro's Board of Directors shall have confirmed the appointment of Ramsey to the Board of Directors of Rural/Metro and to a senior executive position with Rural/Metro.

     (j) Environmental Reports - Purchaser shall have received reports, in form and content satisfactory to Purchaser, in the exercise of its sole discretion, from independent environmental consultants acceptable to Purchaser in its sole discretion, and from legal counsel to Purchaser, concerning the real properties owned or leased by the Company, which reports shall be based, in part, on the results of environmental site assessments which Purchaser may cause to be completed for and on behalf of Purchaser prior to the Closing Date on all such real or leased properties, which reports, if any, shall be prepared at Purchaser's expense.

     (k) Due Diligence - Purchaser shall, in the exercise of its sole discretion, be entirely satisfied with the business, operations, financial condition, assets and liabilities of the Company.

     (l) Schedules - Purchaser shall have received from Vendors the Schedules referred to herein and all amendments and modifications thereto, and Purchaser shall, in the exercise of its sole discretion, be entirely satisfied with the nature and extent of the disclosures made therein and the representations and warranties of Vendors as modified by the disclosures contained in the Schedules.

     (m) Simultaneous Closings - On the Closing Date, the share purchases and other transactions contemplated in each of the Agreements of Purchase and Sale executed of even date herewith for the sale of Southwest Ambulance of Casa Grande, Inc., Medical Emergency Devices and Services
          (MEDS), Inc., and SW General, Inc. shall be consummated simultaneously with the transactions contemplated herein.

4.2 VENDORS' CONDITIONS - The obligations of the Vendors to complete the sale of the Purchased Shares hereunder shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Vendors and may be waived by them in whole or in part):

     (a) Truth and Accuracy of Representations of Purchaser at Closing Time - All of the representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time and the Vendors shall have received a certificate from a duly authorized senior officer of the Purchaser confirming the truth and correctness in all material respects of the representations and warranties of the Purchaser contained herein;

     (b) Performance of Obligations - The Purchaser shall have performed or complied with all of its obligations, covenants and agreements hereunder;

     (c) Receipt of Closing Documentation - All documentation relating to the due authorization and completion of the sale and purchase hereunder of the Purchased Shares and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Purchaser of its obligations under this Agreement shall be reasonably satisfactory to the Vendors and the Vendors shall have received copies of all such documentation or other evidence as they may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Vendors;

     (d) Release of Vendors' Guaranties - Purchaser shall have secured the release of Vendors from liability for any personal guarantees issued by Vendors as the shareholders of the Company with respect to any liability of the Company for borrowed money, and shall have provided to Vendors written evidence thereof, or, in the alternative, Purchaser shall deliver an agreement of assumption and indemnification, in form and content mutually satisfactory to Purchaser and Vendors, pursuant to which Purchaser will indemnify Vendors for any such personal guaranty;

     (e) Litigation - On the Closing Date, there shall be no litigation, governmental investigation or proceeding pending or threatened for the purpose of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement or otherwise claiming that such consummation is improper;

     (f) Hart-Scott-Rodino Filing - The applicable waiting period under the Hart Act shall have expired or terminated;

     (g) Management - The Board of Directors of Rural/Metro shall have confirmed the appointment of Ramsey to the Board of Directors of Rural/Metro and to a senior executive position with Rural/Metro and approved certain existing management contracts of the Company;

     (h) Simultaneous Closings - On the Closing Date, the share purchases and other transactions contemplated in each of the Agreements of Purchase and Sale executed of even date herewith for the sale of Southwest Ambulance of Casa Grande, Inc., Medical Emergency Devices and Services ("MEDS"), Inc., and SW General, Inc. shall be consummated simultaneously with the transactions contemplated herein.

                                    ARTICLE 5

                         OTHER COVENANTS OF THE PARTIES

5.1 CONDUCT OF BUSINESS PRIOR TO CLOSING - During the period from the date of this Agreement to the Closing Time, the Vendors will have the following obligations and will cause the Company to do the following:

     (a) Access to Records - Vendors shall, and shall cause the Company and its employees, officers, agents, representatives and accountants to, fully cooperate with Purchaser to allow the officers, employees, attorneys, consultants and accountants of Purchaser free and unrestricted access (but only through Barry Landon, as representative of the Vendors and without interference to the ordinary conduct of the Business) during normal business hours to all of the properties, books, contracts, documents and records of the Company and furnish to Purchaser such information as Purchaser may at any time and from time to time reasonably request until the Closing Time.

     (b) Business in Ordinary Course - Vendors shall cause the Company to carry on its business and affairs as heretofore carried on, and neither the Company nor any Vendor will order, purchase or lease any products, inventory, equipment, leased personalty, or other items, or dispose of any of its assets or leased property, or issue any quotations, or prepay any of its material obligations, incur any liabilities or obligations, hire or discharge any employee or officer or, without limitation by specific enumeration of the foregoing, enter into any other transaction, except in the usual and ordinary course of its business in accordance with the past practices of the Company and except as provided herein. Without limiting the generality of the foregoing, Vendors shall not permit the Company, without the prior written consent of Purchaser, to:

          (i) create or suffer to exist any liens or encumbrances with respect to any of the assets or properties of the Company which shall not be discharged at or prior to the Closing Date, other than liens for nondelinquent taxes;

          (ii) incur any indebtedness for borrowed money other than in the usual and ordinary course of its business;

          (iii) sell or transfer any material assets or properties (including, without limitation, sales and transfers to Affiliates, other than Affiliates of the Company the stock of which is to be acquired by Purchaser or an Affiliate of Purchaser on the Closing Date);

          (iv) acquire or enter into any agreement or understanding (oral or written) to acquire the stock or assets of any other person, firm, corporation or other entity;

          (v) make any material change in the conduct or nature of any aspect of its business, whether in the ordinary course of business or not, or whether or not the change has or will have a material adverse affect on the business activities, financial condition, or business prospects of the Company;

          (vi)      waive any material rights;

          (vii) pay any Affiliate, other than Affiliates of the Company the stock of which is to be acquired by Purchaser or an Affiliate of Purchaser on the Closing Date, or be charged by any Affiliate, other than Affiliates of the Company the stock of which is to be acquired by Purchaser or an Affiliate of Purchaser on the Closing Date, for goods sold or services rendered or be charged by any Affiliate, other than Affiliates of the Company the stock of which is to be acquired by Purchaser or an Affiliate of Purchaser on the Closing Date, for corporate overhead expenses, management fees, legal or accounting fees, capital charges, or similar charges or expenses, except for any payments made by the Company pursuant to leases with NRM Properties, Inc. or Chaparral Properties, Inc.;

          (viii) incur or commit to incur any individual capital expenditures except in the ordinary course of its business;

          (ix) amend employment contracts or the terms and conditions of employment of any officer, director or employee earning total annual compensation in excess of $70,000, other than normal merit and cost of living increases to employees in accordance with the general prevailing practices of the Company existing prior to the date of this Agreement;

          (x)       pay or incur any management or consulting fees;

          (xi) hire any employee who shall have an annual salary in excess of $70,000;

          (xii) enter into any transaction other than in the usual and ordinary course of business; or

          (xiii) issue or sell any shares of the stock or other securities of the Company, including any of the Purchased Shares, or make or become obligated to make any dividend or other distribution or payment to Vendors or any former shareholder of the Company in respect of any stock or other security of the Company at any time held by Vendor or such other former shareholders.

     (c) Employees - Vendors shall use their reasonable efforts to retain, and shall cause the Company to each retain its business intact, preserve all its goodwill and customer and employee relations, including keeping available the services of each of its present employees, representatives and agents.

     (d) Continue Insurance - Vendors shall cause the Company to continue in force all existing policies of insurance presently maintained by the Company.

     (e) Perform Obligations - Vendors shall cause the Company to comply in all material respects with all laws affecting the operation of the Business and to pay all required taxes and tax installments.

     (f) Confidentiality - Until the Closing, and at all times thereafter as provided in Section 6.1(d) hereof, Vendors will maintain as confidential their discussions with Purchaser, and the terms and conditions of this Agreement, and the other agreements to be executed in connection herewith, and except as reasonably necessary to fulfill Vendors' obligations hereunder or as required by law, will not make any trade press or other announcement or disclosure in relation to such discussions whether before or after Closing without the prior written consent of Purchaser.

     (g) Exclusivity - Until the earlier of the Closing or the termination of this Agreement in accordance with the terms hereof, Vendors will negotiate the sale of the stock, assets and properties of the Company only with Purchaser, and no Vendor will permit the Company to, directly or indirectly, enter into any discussion with, or disclose any information in relation to the Purchased Shares or the assets of the Company to any other person, firm, or other entity, other than Purchaser.

     (h) Equitable Relief - Each Vendor acknowledges and agrees that the covenants contained in each of paragraphs (f) and (g) of this Section
          5.1 are a material inducement for Purchaser to execute and deliver this Agreement and to con-summate the transactions contemplated hereby. Accordingly, Vendor acknowledges and agrees that the restrictions contained in each of paragraphs (f) and (g) of this Section 5.1 are reasonable and necessary for the protection of the business of Purchaser and its subsidiaries, the Company, and the investment of Purchaser in the Company, and that a breach of any such restriction could not adequately be compensated by damages in an action at law. In the event of a breach or threatened breach by any Vendor of any of the provisions of any of paragraphs (f) or (g) of this Section 5.1, Purchaser shall be entitled to obtain, without the necessity of posting bond therefor, an injunction (preliminary or permanent, or a temporary restraining order) restraining such Vendor from the activity or threatened activity constituting, or which would constitute, a breach, as well as damages and an equitable accounting of all earnings, profits and other benefits arising from a violation, which right shall be cumulative and in addition to any other rights or remedies to which Purchaser may be entitled.

     (i) Severability - Each and every provision set forth in each of paragraphs (f) and (g) of this Section 5.1 is independent and severable from the others, and no provision shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part. The parties hereto agree that if any provision of paragraphs (f) or (g) of this
          Section 5.1 shall be declared by a court of competent jurisdiction to be unenforceable for any reason whatsoever, the court may appropriately limit or modify such provision, and such provision shall be given effect to the maximum extent permitted by applicable law.

     (j) Consents - Vendors shall use their reasonable efforts and make every good faith attempt to obtain any and all consents and estoppel letters reasonably requested by Purchaser to or in connection with the assignment of, or alternate arrangements satisfactory to Purchaser with respect to, any contract, lease, license, permit, agreement, or other instrument, which is to be an asset of the Company, or which may be necessary, appropriate, or required in order to permit the conduct of the Business and operations of the Company after the Closing to be in all respects the same as the conduct of the Business and operations of the Company, prior to the Closing.

5.2 OBLIGATIONS OF PURCHASER - During the period from the date of this Agreement to the Closing Time, or such other period as provided by this Agreement, the Purchaser will have the following obligations:

     (a) Confidentiality - Purchaser will maintain as confidential its discussions with Vendors, and the terms and conditions of this Agreement, and the other agreements to be executed in connection herewith, and except as reasonably necessary to fulfill its obligations hereunder or as required by law, will not make any trade press or other announcement or disclosure in relation to such discussions without the prior written consent of Vendors. In the event of the termination of this Agreement without consummation of the transactions contemplated hereby, Purchaser will keep confidential any information (unless readily available from public or published information sources) obtained from the Company or the Vendors. If this Agreement is so terminated, promptly after such termination, all documents, work papers and other written material obtained from Vendors' representative in connection with this Agreement and not theretofore made public (including all copies thereof), shall be returned to the Person that provided such material. Purchaser shall provide Vendors with a list of representatives of Purchaser involved in the due diligence, and said representatives shall refrain from discussing the transaction and its due diligence activities with any other employee or representative of Purchaser not disclosed on the list.

     (b) Nonsolicitation - In the event of termination of this Agreement without consummation of the transactions contemplated hereby, Purchaser agrees that for a period of three (3) years following such termination, Purchaser will not, directly or indirectly, solicit or cause others to solicit any person who, on the date hereof, is an employee of the Company and whose annual compensation from the Company exceeds $25,000, for employment or as an independent contractor with any person or entity, unless first authorized in writing by Vendors, which authorization may be withheld in the sole and absolute discretion of Vendors.

     (c) Trade Secrets and Other Information - In the event of termination of this Agreement without consummation of the transactions contemplated hereby, Purchaser agrees that after the Closing Purchaser will not communicate or divulge to, or use for the benefit of, any person, firm or corporation any of the trade secrets, methods, formulas, business and/or marketing plans, processes or any other proprietary or confidential information with respect to the Company and its business, financial condition, business operations or methods, or business prospects. The preceding sentence shall not apply to information which
          (i) is, was or becomes generally known or available to the public or the industry other than as a result of a disclosure by Purchaser in violation of this Agreement, or (ii) is required to be disclosed by law. Purchaser will advise Vendors, in writing, of any request, including a subpoena or similar legal inquiry, to disclose any such confidential information, such that Vendors can seek appropriate legal relief.

     (d) Equitable Relief - Purchasers acknowledge that the covenants contained in each of paragraphs (a), (b), and (c) of this Section 5.2 are a material inducement for Vendors to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Accordingly, Purchaser acknowledges and agrees that the restrictions contained in each of paragraphs (a), (b), and (c) of this Section 5.2 are reasonable and necessary for the protection of the business of the Company, and Vendors' investment in the Company, and that a breach of any such restriction could not adequately be compensated by damages in an action at law. In the event of a breach or threatened breach by Purchaser of any of the provisions of any of paragraphs (a), (b), or
          (c) of this Section 5.2, Vendors shall be entitled to obtain, without the necessity of posting bond therefor, an injunction (preliminary or permanent, or a temporary restraining order) restraining Purchaser from the activity or threatened activity constituting, or which would constitute, a breach of this Agreement, as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such a violation, which right shall be cumulative and in addition to any other rights or remedies to which Vendors may be entitled.

     (e) Severability - Each and every provision set forth in each of paragraphs (a), (b), and (c) this Section 5.2 is independent and severable from the others, and no provision shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part. The parties hereto agree that if any provision of any of paragraphs (a), (b), or
          (c) of this Section 5.2 shall be declared by a court of competent jurisdiction to be unenforceable for any reason whatsoever, the court may appropriately limit or modify such provision, and such provision shall be given effect to the maximum extent permitted by applicable law.

     (f) Consents - Purchaser shall use its reasonable efforts and make every good faith attempt to obtain any and all consents and estoppel letters which may be necessary, appropriate, or required in order to permit consummation of the transactions contemplated herein.

5.3 JOINT OBLIGATIONS OF VENDORS AND PURCHASER - During the period from the date of this Agreement to the Closing Time, the following shall apply with equal force to Vendors and Purchaser:

     (a) Notice - Each Party shall promptly give the other parties written notice of the existence or occurrence of any condition that would make any representation or warranty of the notifying Party untrue or that might reasonably be expected to prevent the consummation of the transactions herein contemplated.

     (b) Performance - No Party shall intentionally perform or omit to perform any act which, if performed or omitted, would prevent or excuse the performance of this Agreement by any Party hereto or that would result in any representation or warranty contained herein of that Party being untrue in any material respect as of the date hereof and as if originally made on and as of the Closing Date.

     (c) Hart-Scott-Rodino Filings - Each party shall take whatever steps are necessary to make any filings required under the Hart Act not later than ten days after the date of execution of this Agreement.

                                    ARTICLE 6

                            POST CLOSING OBLIGATIONS

6.1 OBLIGATIONS OF VENDORS - Following the Closing, Vendors shall each be subject to the following obligations:

     (a) Covenant Not to Compete - In consideration of the execution and delivery of this Agreement by Purchaser, and in consideration of the Purchase Price, and as additional consideration therefor, each of the Vendors unconditionally agrees that during the Restricted Period (as defined below) no Vendor will, directly or indirectly (including, without limitation, as a partner, shareholder, director, officer or employee of, or lender or consultant to, any other person or entity), for himself, herself or itself, or on behalf of, or in conjunction with, any other Person or governmental entity, in any manner whatsoever, or in any other capacity within, into or from the Restricted Territory (as defined below) engage or cause others to engage in the Business, or any aspect thereof, unless first authorized in writing by Purchaser, which authorization may be withheld in the sole and absolute discretion of Purchaser. For purposes of this Agreement, the term "Restricted Period" shall mean the period ending three (3) years from the Closing Date. For purposes of this Agreement, the term "Restricted Territory" shall mean the State of Arizona. If any Vendor violates his, her or its obligations under this Section 6.1(a), then the Restricted Period shall be extended by the period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated. Notwithstanding the foregoing, the obligations of the Vendors under this Section 6.1(a) shall terminate if Ramsey is terminated by Purchaser without Cause as defined and described in the Employment Agreement. The Purchaser agrees that no breach of this covenant not to compete will occur as a result of Ramsey's formation of and activities with respect to any 501(c)(3) foundation, his continued association with the International Association of Firefighters, his continued ownership and operation of an ambulance service company in Pima County under the name Kords Southwest, or his continued service as President of the Arizona Ambulance Association.

     (b) Nonsolicitation - In consideration of the execution and delivery of this Agreement by Purchaser, and in consideration of the Purchase Price, each of the Vendors agrees that for a period of three (3) years following the Closing Date no Vendor will directly or indirectly solicit or cause others to solicit, (i) in respect of the Business, any Person or other entity that is, or was within the twelve (12) month period immediately prior to the Closing, a customer or supplier of the Company, or (ii) any person who, on the date hereof, is an employee of the Company and whose annual compensation from the Company exceeds $25,000, for employment or as an independent contractor with any Person or entity, unless first authorized in writing by Purchaser, which authorization may be withheld in the sole and absolute discretion of Purchaser. If any Vendor violates his, her or its obligations under this Section 6.1(b), then the time periods hereunder shall be extended by the period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated. Notwithstanding the foregoing, the obligations of the Vendors under this Section 6.1(b) shall terminate if Ramsey is terminated by Purchaser without Cause as defined and described in the Employment Agreement.

     (c) Trade Secrets and Other Information - In consideration of the execution and delivery of this Agreement by Purchaser, and in consideration of the Purchase Price, each of the Vendors agrees that after the Closing no Vendor will communicate or divulge to, or use for the benefit of, any Person other than Purchaser or the Company, or its or their agents and representatives, any of the trade secrets, methods, formulas, business and/or marketing plans, processes or any other proprietary or confidential information with respect to the Company and its business, financial condition, business operations or methods, or business prospects. The preceding sentence shall not apply to information which
          (i) is, was or becomes generally known or available to the public or the industry other than as a result of a disclosure by a Vendor in violation of this Agreement, or (ii) is required to be disclosed by law. Vendors will advise Purchaser, in writing, of any request, including a subpoena or similar legal inquiry, to disclose any such confidential information, such that Purchaser can seek appropriate legal relief.

     (d) Confidentiality - At all times after the Closing, Vendors will maintain as confidential the discussions between Vendors and Purchaser, and the terms and conditions of this Agreement, and the other agreements to be executed in connection herewith, and except as required by law, will not make any trade press or other announcement or disclosure in relation to such discussions whether before or after Closing without the prior written consent of Purchaser.

     (e) Equitable Relief - Vendors acknowledge that the covenants contained in each of paragraphs (a), (b), (c), and (d) of this Section 6.1 are a material inducement for Purchaser to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Accordingly, Vendors acknowledge and agree that the restrictions contained in each of paragraphs (a), (b), (c), and (d) of this Section
          6.1 (including, without limitation, the Restricted Period and the Restricted Territory) are reasonable and necessary for the protection of the business of the Company, and Purchaser's investment in the Company, and that a breach of any such restriction could not adequately be compensated by damages in an action at law. In the event of a breach or threatened breach by any Vendors of any of the provisions of any of paragraphs (a), (b), (c), or (d) of this Section 6.1, Purchaser shall be entitled to obtain, without the necessity of posting bond therefor, an injunction (preliminary or permanent, or a temporary restraining order) restraining that Vendor from the activity or threatened activity constituting, or which would constitute, a breach of this Agreement, as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such a violation, which right shall be cumulative and in addition to any other rights or remedies to which Purchaser may be entitled.

     (f) Severability - Each and every provision set forth in each of paragraphs (a), (b), (c), and (d) this Section 6.1 is independent and severable from the others, and no provision shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part. The parties hereto agree that if any provision of any of paragraphs (a), (b), (c) or (d) of this Section 6.1 shall be declared by a court of competent jurisdiction to be unenforceable for any reason whatsoever, the court may appropriately limit or modify such provision, and such provision shall be given effect to the maximum extent permitted by applicable law.

     (g) Consents - Vendors shall use their reasonable efforts and make every good faith attempt to obtain any and all consent and estoppel letters, if any, reasonably requested by Purchaser to or in connection with the assignment of, or alternate arrangements satisfactory to Purchaser with respect to, any contract, lease, license, permit, agreement, or other instrument, which is to be an asset of the Company, or which may be necessary, appropriate, or required in order to permit the conduct of the business and operations of the Company after the Closing to be in all respects the same as the conduct of the business and operations of the Company prior to the Closing.

6.2 OBLIGATIONS OF PURCHASER - Following the Closing, Purchaser shall be subject to the following obligations:

     (a) Tax Amendments - The Purchaser agrees that the Company shall not, and the Purchaser shall not cause the Company to, amend the Company's tax returns for 1995 or earlier without the prior consent of Ramsey. In the event the Company and/or the Purchaser amends such tax returns without Ramsey's consent, the Purchaser agrees to indemnify the Vendors for any liabilities that any of them may occur as a result of any such amendment; provided, however, that Vendors agree jointly and severally to indemnify, defend and hold harmless the Purchaser and the Company for any liabilities, costs, penalties, fines and interest that either of them may incur as the result of any refusal to grant the consent referred to above.

     (b) Non Interference With Leases - Purchaser acknowledges the existence of certain real property leases between the Company and NRM Properties, Inc. and Chaparral Properties, Inc. (collectively the "Landlords"), and agrees not to interfere with such leases and to cause the Company to abide by such leases. In the event that the Company and/or the Purchaser reaches this Agreement, the Purchaser shall pay to the appropriate Landlord the full amount of all unpaid monetary obligations of the Company through the lease period in effect at the time of the Closing and agrees that such remedy is in addition to all other remedies that the Landlords or the Vendors may have at law or in equity.

6.3 OBLIGATIONS OF VENDORS AND PURCHASER - Following the Closing, Vendors and Purchaser shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Shares to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions herein provided.

6.4 SECTION 338(h)(10) ELECTION

     (a) Making the Section 338(h)(10) Election; Form 8023-A - Vendors shall timely join with the Purchaser in making an election pursuant to
          Section 338(h)(10) of the Code (and any corresponding election under state law) (the "Section 338(h)(10) Election"). After Closing, Purchaser will promptly prepare IRS Form 8023-A ("Form 8023-A") and any related schedules required to be included with such form and Vendors shall provide the Purchaser with all necessary information to timely prepare such schedules (the "Election Schedules"). Purchaser shall submit the Form 8023-A and the Election Schedules to the Vendors for their review. The Vendors shall immediately execute the Form 8023-A and submit seven original signed duplicates thereof to Purchaser who shall be entitled to file the Form 8023-A and the Election Schedules with the IRS. Vendors shall also timely comply with their responsibilities as required by the Code to effect the 338(h)(10) Election.

     (b) Section 338(h)(10) Election Purchase Price Adjustment. The Purchaser hereby covenants and agrees to defend, indemnify and hold harmless the Vendors for, from and against any tax liability, including related penalties, interest and any additional fees and costs (including, without limitation, attorneys' and accountants' fees and costs) that accrue to the Vendors as a direct result of the Section 338(h)(10) Election (the "Tax Liability"). The Tax Liability resulting from the
          Section 338(h)(10) Election shall be paid in cash to the Vendors immediately prior to the time such Tax Liability, if any, is required to be paid to the applicable taxing authority.

                                    ARTICLE 7

                                 INDEMNIFICATION

7.1 INDEMNIFICATION BY VENDORS

     (a) General - Subject to Section 7.4 hereof, Vendors jointly and severally covenant and agree to defend, indemnify and hold Purchaser and the Company, its and their officers, directors, shareholders and subsidiaries, harmless for, from and against any and all damages, losses, liabilities (absolute and contingent), fines, penalties, costs and expenses (including, without limitation, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claim covered by this indemnity) with respect to or arising out of any demand, claim, inquiry, investigation, proceeding, action or cause of action that Purchaser and/or the Company, its and their officers, directors, shareholders and subsidiaries, may suffer or incur by reason of: (a) the inaccuracy of any of the representations or warranties of Vendors contained in this Agreement, or any of the agreements, certificates, documents, exhibits or schedules delivered in connection with this Agreement; (b) the failure to comply with, or the breach or default by any Vendor of any of the covenants, warranties or agreements made by that Vendor contained in this Agreement, or any of the agreements, certificates, documents, exhibits or schedules delivered in connection with this Agreement; (c) any pending or threatened litigation, claims, investigations, inquiries, regulatory audits or assessments, or other similar proceedings against Purchaser and/or the Company and/or its or their directors, officers, shareholders, employees, agents or representatives, as well as any future litigation, claims, investigations, inquiries, regulatory audits or assessments, or other similar proceedings against the Purchaser and/or the Company and/or its or their directors, officers, shareholders, employees, agents or representatives that arise from a state of facts existing prior to the Closing, and which are not fully covered and reimbursed by insurance; or (d) any liability or obligation of the Company not reflected, provided for, or adequately reserved against on the balance sheets included in the Financial Statements. Purchaser and/or the Company shall be entitled to offset against any amount owed by Purchaser and/or the Company to Vendors, (or any of them) any amount owed to Purchaser and/or the Company by Vendor, (or any of them) or any of their Affiliates.

     (b) Environmental - Subject to Section 7.4 hereof, Vendors jointly and severally covenant and agree to defend, indemnify and hold Purchaser and/or the Company, and their officers, directors and shareholders harmless for, from and against any and all damages, losses, liabilities (absolute and contingent), fines, penalties, costs and expenses (including, without limitation, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claim covered by this indemnity and costs associated with any environmental assessments and/or remediation expenses) by reason of any inaccuracy of any of the representations or warranties set forth in Section 3.1(cc) hereof, or with respect to or arising out of any demand, claim, inquiry, investigation, proceeding, action, or cause of action brought by any governmental agency or instrumentality or any Person other than Purchaser, which Purchaser and/or the Company, or any of their officers, directors or shareholders may suffer or incur by reason of:

          (i) any generation, transportation, storage, treatment or disposal of industrial, toxic or hazardous substances or solid or hazardous wastes occurring on or prior to the Closing Date including, without limitation, any waste or other disposal activities or discharges that occurred at a facility on which any portion of the Company's (or its predecessors') business was conducted, any waste or other disposal activities or discharges that occurred off of any such facility with regard to wastes and other substances generated on such facility, and any waste or other disposal activities or discharges that occurred on real estate at any time whether or not the Company (or its predecessors) owned or leased such real estate at the time such waste or other disposal activities or discharges were engaged in, where the Company or Persons at the direction of the Company performed such waste or other disposal activities or discharges;

          (ii) any spills, discharges, leaks, emissions, injections, escapes, dumping, or any releases as defined now or in the future under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, P.L. 96-510, as amended or reauthorized from time to time, or any other similar federal, state or local laws, statutes, rules or regulations, occurring on or prior to the Closing Date, including, but not limited to, both those releases or incidents involving environmental contamination that required notification or reporting to appropriate federal, state or local officials or agencies, or clean-up or remedial activities and those releases or incidents which occurred prior to the effective date of any requirements imposing such notification or reporting obligations or clean-up or remedial activities, but which would have been subject to such obligations if they had occurred subsequent to the effective date of such requirements;

          (iii) any discharges to surface waters or groundwaters occurring on or prior to the Closing Date;

          (iv)      any air emissions occurring on or prior to the Closing Date;

          (v) the exposure of and resulting consequences to any persons, including, but not limited to, employees of the Company (or any of its predecessors), to any mineral, chemical or industrial product, raw material intermediate, by-product or waste, or substance created, generated, processed, handled or originating at a facility at which the Company (or any of its predecessors) conducted business on or prior to the Closing Date or otherwise used by the Company (or any of its predecessors) in the conduct of its business;

          (vi) any violations by the Company (or any of its predecessors) occurring on or prior to the Closing Date of federal, state or local (A) environmental laws, or (B) occupational or employee health and safety laws;

          (vii) any and all actions, failures to act and negligence in monitoring, maintaining and upkeep of on-site storage, treatment and disposal facilities on or prior to the Closing Date;

          (viii) any misuse, removal, failure to properly maintain and/or monitor storage tanks on or prior to the Closing Date; or

          (ix) any violations, fees, obligations or failures to comply with any and all environmental permit requirements on or prior to the Closing Date.

7.2 INDEMNIFICATION BY PURCHASER

     (a) General - Subject to Section 7.4 hereof, Purchaser covenants and agrees to defend, indemnify and hold each Vendor harmless for, from and against any and all damages, losses, liabilities (absolute and contingent), fines, penalties, costs and expenses (including, without limitation, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claim covered by this indemnity) with respect to or arising out of any demand, claim, inquiry, investigation, proceeding, action and/or cause of action that any Vendor may suffer or incur by reason of: (a) the inaccuracy of any of the representations or warranties of Purchaser contained in this Agreement, or any of the agreements, certificates, documents, exhibits or schedules delivered by Purchaser in connection with this Agreement; and (b) the failure to comply with, the breach or the default by Purchaser of any of the covenants, warranties or agreements made by Purchaser in this Agreement, or any of the agreements, certificates, documents, exhibits or schedules delivered by Purchaser in connection with this Agreement.

     (b) Environmental - Subject to Section 7.4 hereof, Purchaser covenants and agrees to defend, indemnify and hold each Vendor harmless for, from and against any and all damages, losses, liabilities (absolute and contingent), fines, penalties, costs and expenses (including, without limitation, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claim covered by this indemnity) with respect to or arising out of any demand, claim, inquiry, investigation, proceeding, action or cause of action brought by any governmental agency or instrumentality or any Person other than Vendors which any Vendor may suffer or incur by reason of:

          (i) any generation, transportation, storage, treatment or disposal of industrial, toxic or hazardous substances or solid or hazardous wastes occurring after the Closing Date including, without limitation, any waste or other disposal activities or discharges that occur after the Closing Date at a facility on which any portion of the business of the Company is conducted, any waste or other disposal activities or discharges that occur after the Closing Date off of any such facility with regard to wastes and other substances generated after the Closing Date on such facility, and any waste or other disposal activities or discharges that occur after the Closing Date on real estate owned or leased by the Company, at any time after the Closing Date whether or not the Company owns or leases such real estate at the time such waste or other disposal activities or discharges are engaged in, and whether or not the Company performs such waste or other disposal activities or discharges;

          (ii) any spills, discharges, leaks, emissions, injections, escapes, dumping, or any releases as defined now or in the future under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, P.L. 96-510, as amended or reauthorized from time to time, or any other similar federal, state or local laws, statutes, rules or regulations occurring after the Closing Date, including, but not limited to, both those releases or incidents involving environmental contamination which require notification or reporting to appropriate federal, state or local officials or agencies, or clean-up or remedial activities and those releases or incidents which occurred prior to the effective date of any requirements imposing such notification or reporting obligations or clean-up or remedial activities, but which would have been subject to such obligations if they had occurred subsequent to the effective date of such requirements;

          (iii) any discharges to surface waters or groundwaters occurring after the Closing Date;

          (iv)      any air emissions occurring after the Closing Date;

          (v) the exposure after the Closing Date of and resulting consequences to any persons, including, but not limited to, employees of Purchaser to any mineral, chemical or industrial product, raw material intermediate, by-product or waste, or substance created, generated, processed, handled or originated after the Closing Date at a facility at which Purchaser, or the Company conducts business after the Closing Date or otherwise used after the Closing Date by Purchaser or the Company in the conduct of its business or contained in or constituting a part of merchandise which is sold by Purchaser or the Company after the Closing Date;

          (vi) any violations by Purchaser or the Company occurring after the Closing Date of federal, state or local (A) Environmental Laws, or (B) occupational or employee health and safety laws;

          (vii) any and all actions, failures to act and negligence in monitoring, maintaining and upkeep of on-site storage, treatment and disposal facilities after the Closing Date;

          (viii) any misuse, removal, failure to properly maintain and/or monitor storage tanks after the Closing Date; and

          (ix) any violations, fees, obligations or failure to comply with any and all environmental permit requirements after Closing Date.

7.3 NOTICE AND RIGHT TO DEFEND THIRD-PARTY CLAIMS - Promptly upon receipt of notice of any claim, demand or assessment or the commencement of any suit, action or proceeding with respect to which indemnity may be sought pursuant to this Agreement, the party seeking to be indemnified or held harmless (the "Indemnitee") shall notify in writing, if possible, within sufficient time to respond to such claim or answer or otherwise plead in such action (but in any event within thirty (30) days), the party from whom indemnification is sought (the "Indemnitor"). In case any claim, demand or assessment shall be asserted, or suit, action or proceeding commenced against the Indemnitee, the Indemnitor shall be entitled, at the Indemnitor's expense, to participate therein, and, to the extent that it may wish, to assume the defense, conduct or settlement thereof, at its own expense, with counsel satisfactory to the Indemnitee, whose consent to the selection of counsel shall not be unreasonably withheld or delayed, provided that the Indemnitor confirms to the Indemnitee that it is a claim to which Indemnitee's rights of indemnification apply. The Indemnitor shall have the right to settle or compromise monetary claims; however, as to any other claim, the Indemnitor shall first obtain the prior written consent from the Indemnitee, which consent shall be exercised in the sole discretion of the Indemnitee. After notice from the Indemnitor to the Indemnitee of Indemnitor's intent so to assume the defense, conduct, settlement or compromise of such action, the Indemnitor shall not be liable to the Indemnitee for any legal or other expenses (including, without limitation, settlement costs) subsequently incurred by the Indemnitee in connection with the defense, conduct, settlement or compromise of such action while the Indemnitor is diligently defending, conducting, settling or compromising such action. The Indemnitor shall be afforded at least thirty (30) days, at its sole cost and expense, to resist, defend and compromise any claim for which indemnification is sought. The Indemnitor shall keep the Indemnitee promptly apprised of the status of the suit, action or proceeding and shall make Indemnitor's counsel available to the Indemnitee, at the Indemnitor's expense, upon the request of the Indemnitee. The Indemnitee shall reasonably cooperate with the Indemnitor in connection with any such claim and shall make personnel, books and records and other information relevant to the claim available to the Indemnitor during normal business hours to the extent that such personnel, books and records and other information are in the possession and/or control of the Indemnitee. If the Indemnitor decides not to participate, the Indemnitee shall be entitled, at the Indemnitor's expense, to defend, conduct, settle and/or compromise such matter with counsel satisfactory to the Indemnitor, whose consent to the selection of counsel shall not be unreasonably withheld or delayed.

7.4 SURVIVAL OF OBLIGATIONS - The liability of Vendors and Purchaser for indemnification pursuant to this Article 7 shall (i) survive until terminated by the applicable statute of limitations as to matters relating to: (a) ownership and title to any of the assets of the Company; (b) ownership and title to the capital stock of the Company; (c) competency to execute and deliver documents to effect the transactions contemplated thereby and hereby, and the legal, binding and enforceable nature thereof and hereof; (d) the environment; and (e) taxes;
(ii) expire three (3) years from the Closing Date with respect to claims not made prior thereto relating to any price or reimbursement adjustment under any contract or arrangement with the United States Government, any state government, or any insurer or healthcare provider organization involving any liability, claim and/or fraud with respect to billings or reimbursement under either Medicare or Medicaid for services provided by the Company prior to the Closing Date; and (iii) expire two (2) years from the Closing Date with respect to claims not made prior thereto relating to all other matters not referenced in this Section 7.4. This Section in no way limits any claims that an Indemnitee may have against an Indemnitor for fraud or for the breach of any direct covenant made by the Indemnitor to the Indemnitee contained in this Agreement or the other agreements delivered in connection therewith.

                                   ARTICLE 8

                                  TERMINATION

8.1 RIGHT TO TERMINATE - Notwithstanding anything to the contrary contained herein, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing: (a) by Purchaser if the conditions precedent set forth in Section 4.1 are not satisfied or waived in writing by Purchaser; or (b) by Vendors if the conditions precedent set forth in Section
4.2 are not satisfied or waived in writing by Vendors. In addition, this Agreement shall terminate if the Closing has not occurred by April 15, 1997, unless extended by written agreement of the Parties hereto.

                                    ARTICLE 9

                                     GENERAL

9.1 DISCLOSURE SCHEDULES - The Schedules referred to in Section 3.1 and Section
3.2 of this Agreement reflect information supplied to Purchaser and Vendors, respectively, in the course of their investigation of the Company and Purchaser, respectively. Vendors may supplement or amend any Schedule from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, including by delivering one or more supplements or amendments to correct any matter which would constitute a breach of any representation or warranty contained herein. All references to any Schedule hereto which is supplemented or amended as provided in this Section 9.1 shall, for all purposes, whether or not the transactions contemplated hereby occur, be deemed to be a reference to such Schedule as so supplemented or amended.

9.2 PUBLIC NOTICES - All public notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by the Vendors and the Purchaser and no Party shall act unilaterally in this regard without the prior approval of the Vendors and the Purchaser or the other of them.

9.3 EXPENSES - The expenses incurred by each party hereto in connection with this Agreement and the transactions provided herein shall be borne by such party. Notwithstanding the foregoing, all professional fees incurred by the Vendors in connection with the transactions contemplated by this Agreement shall be borne by the Vendors and all expenses incurred in connection with the preparation of any environmental reports after the date of execution of this Agreement with respect to the real property owned or leased by the Company shall be borne by the Purchaser (which reports shall remain the property of the Purchaser following the Closing).

9.4 TIME - Time shall be of the essence hereof.

9.5 NOTICES - Any notice, direction or other document required or permitted to be given hereunder or for the purposes hereof (hereinafter in this Section 9.5 called a "notice") to any Party shall be in writing and shall be sufficiently given if delivered personally, or if sent by prepaid registered mail or if transmitted by telex, facsimile or other form of recorded communication tested prior to transmission to such Party:

         (a)      in the case of a notice to the Vendors to:

                            Robert E. Ramsey, Jr.
                            222 Main Street East
                            Mesa, Arizona 85201
                  with a copy to the Vendors' Counsel at

                            Gallagher & Kennedy, P.A.
                            2600 North Central Avenue
                            Phoenix, AZ 85004-3020
                            Attention: Terence W. Thompson, Esq.
                            with a facsimile number of (602) 257-9459.

         (b)      in the case of a notice to the Purchaser at

                            8401 E. Indian School Road
                            Scottsdale, Arizona  85251
                            Attention:  Warren S. Rustand
                            with a facsimile number of (602) 481-3328

                  with a copy to Purchaser's Counsel at

                            O'Connor Cavanagh Anderson
                            Killingsworth & Beshears, P.A.
                            One E. Camelback Road, Suite 1100
                            Phoenix, Arizona  85012
                            Attention:  John B. Furman, Esq.
                            with a facsimile number of (602) 263-2900

or at such other address as the Party to whom such writing is to be given shall have last notified the Party giving the same in the manner provided in this section. Any notice delivered in person to the Party to whom it is addressed as hereinbefore provided shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the notice shall be deemed to have been given and received on the first Business Day next following such day. Any notice mailed as aforesaid shall be deemed to have been given and received on the seventh Business Day following the date of its mailing. Any notice transmitted by telex, facsimile or other form of recorded communication shall be deemed given and received on the Business Day of its transmission.

9.6 ASSIGNMENT - Neither this Agreement nor any rights or obligations hereunder shall be assignable by any Party without the prior written consent of the other Party hereto; provided, however, that the Vendors shall be entitled to assign their rights to receive payments hereunder (or under any related documents) to any person without the consent of the Purchaser. Subject thereto, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators and successors (including any successor by reason of amalgamation of the Purchaser) and permitted assigns.

9.7 FURTHER ASSURANCES - The Parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

9.8 SEVERABILITY - If any covenant or provision of this Agreement (other than the provisions pertaining to payments to be made to the Vendors) is prohibited in whole or in part in any jurisdiction, such covenant or provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining covenants and provisions hereof and shall, as to such jurisdiction, be deemed to be severed from this Agreement to the extent of such prohibition.

9.9 COUNTERPARTS - This Agreement may be executed by the Parties in separate counterparts (and by facsimile transmission) each of which when so executed and transmitted or delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

9.10 MEDIATION AND ARBITRATION - Any dispute, controversy or claim (including without limitation tort claims, requests for provisional remedies or other interim relief, and issues as to the arbitrability of any matter) arising out of or relating to this Agreement, or breach thereof, (a) shall be settled by negotiation at a meeting between the Vendors and the chief executive officer of the Purchaser held in Phoenix, Arizona within 5 days after notice given by any party hereto to the other parties hereto, and (b) if within that 5 day period settlement cannot be achieved through negotiation, it shall be settled (i) first, by the parties trying in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association ("AAA") (such mediation session to be held in Phoenix, Arizona and to commence with 10 days of the appointment of the mediator by the AAA), and (ii) if the controversy, claim or dispute cannot be settled by mediation, then by arbitration administered by the AAA under its Commercial Arbitration Rules and in accordance with its expedited hearing procedures (such arbitration to be held in Phoenix, Arizona before a single arbitrator by the AAA), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

9.11 ATTORNEYS' FEES - If any action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party all costs, expenses and fees incurred by the prevailing party (including reasonable attorneys' fees, costs and disbursements) in addition to other relief to which the prevailing party may be entitled.

     IN WITNESS WHEREOF, the Parties have set their hand this 25th day of
February, 1997 through our trust in God and our service to others. . . . for life.

                              Rural/Metro Corporation, a Delaware corporation


                              By:  /s/ James H. Bolin
                                   ---------------------------------------------
                                        James H. Bolin, President

                              /s/ Robert E. Ramsey, Jr.
                              --------------------------------------------------
                              Robert E. Ramsey, Jr., individually

                              /s/ Patrick McGroder
                              --------------------------------------------------
                              Patrick McGroder, individually

                              /s/ Barry Landon
                              --------------------------------------------------
                              Barry Landon, individually

                              /s/ Gary Ramsey
                              --------------------------------------------------
                              Gary Ramsey, individually

                                CONSENT OF SPOUSE

     The undersigned spouse of Robert E. Ramsey, Jr., who is a party to the above Agreement of Purchase and Sale, pertaining to the sale of the stock of Southwest General Services, Inc., an Arizona corporation (the "Agreement"), hereby declares, contemporaneously with the execution of the Agreement, that she has read the Agreement in its entirety, and being fully convinced of the wisdom and equity of the terms of the Agreement, and in consideration of the premises and of the provisions of the Agreement, hereby expresses her consent to the execution and consummation of the Agreement by Robert E. Ramsey, Jr.

     The undersigned further agrees that in the event of the death of Robert E. Ramsey, Jr., the dissolution of their marriage, or any occurrence contemplated by the Agreement that gives rise to any liability or obligation of Robert E. Ramsey, Jr., the provisions of the Agreement shall be binding upon her to the extent of any community property she may now have or hereafter acquire, and any and all separate property that she may hereafter possess which arises (directly or indirectly) from any consideration given to Robert E. Ramsey, Jr. pursuant to the Agreement or any agreement executed in connection thereto.

     The undersigned further agrees that she will, at any and all times, make, execute and deliver such instruments and documents as may be reasonably necessary to carry out the provisions of the Agreement, provided that no such documents require the incurring of any liabilities in excess of that already provided in the Agreement.

     Dated this 24th day of February, 1997.


                              /s/ Virginia (Jenny) L. Norton
                              --------------------------------------------------
                              Virginia (Jenny) L. Norton

State of Arizona  )
County of Maricopa)

The foregoing instrument was acknowledged before me this 24th day of February, 1997 by Virginia (Jenny) L. Norton.

[SEAL]                      /s/ Jacque Tenge
                            -----------------------------
                            Notary Public

                                CONSENT OF SPOUSE

     The undersigned spouse of Patrick McGroder, who is a party to the above Agreement of Purchase and Sale, pertaining to the sale of the stock of Southwest General Services, Inc., an Arizona corporation (the "Agreement"), hereby declares, contemporaneously with the execution of the Agreement, that she has read the Agreement in its entirety, and being fully convinced of the wisdom and equity of the terms of the Agreement, and in consideration of the premises and of the provisions of the Agreement, hereby expresses her consent to the execution and consummation of the Agreement by Patrick McGroder.

     The undersigned further agrees that in the event of the death of Patrick McGroder, the dissolution of their marriage, or any occurrence contemplated by the Agreement that gives rise to any liability or obligation of Patrick McGroder, the provisions of the Agreement shall be binding upon her to the extent of any community property she may now have or hereafter acquire, and any and all separate property that she may hereafter possess which arises (directly or indirectly) from any consideration given to Patrick McGroder pursuant to the Agreement or any agreement executed in connection thereto.

     The undersigned further agrees that she will, at any and all times, make, execute and deliver such instruments and documents as may be reasonably necessary to carry out the provisions of the Agreement, provided that no such documents require the incurring of any liabilities in excess of that already provided in the Agreement.

     Dated this 25th day of February, 1997.


                                   /s/ Susan McGroder
                                   -------------------------
                                        Susan McGroder

State of Arizona  )
                  )
County of Maricopa)

  On this 25 day of February, 1997, before me, the undersigned Notary Public, personally appeared Susan McGroder who acknowledged to me that she signed the foregoing instrument for the purposes and contents therein contained.






My Commission expires:
      6-1-97                                 /s/ Deborah A. Francis
---------------------                     -----------------------------
                                            Notary Public

                                CONSENT OF SPOUSE

     The undersigned spouse of Barry Landon, who is a party to the above Agreement of Purchase and Sale, pertaining to the sale of the stock of Southwest General Services, Inc., an Arizona corporation (the "Agreement"), hereby declares, contemporaneously with the execution of the Agreement, that she has read the Agreement in its entirety, and being fully convinced of the wisdom and equity of the terms of the Agreement, and in consideration of the premises and of the provisions of the Agreement, hereby expresses her consent to the execution and consummation of the Agreement by Barry Landon.

     The undersigned further agrees that in the event of the death of Barry Landon, the dissolution of their marriage, or any occurrence contemplated by the Agreement that gives rise to any liability or obligation of Barry Landon, the provisions of the Agreement shall be binding upon her to the extent of any community property she may now have or hereafter acquire, and any and all separate property that she may hereafter possess which arises (directly or indirectly) from any consideration given to Barry Landon pursuant to the Agreement or any agreement executed in connection thereto.

     The undersigned further agrees that she will, at any and all times, make, execute and deliver such instruments and documents as may be reasonably necessary to carry out the provisions of the Agreement, provided that no such documents require the incurring of any liabilities in excess of that already provided in the Agreement.

     Dated this 25th day of February, 1997.


                                   /s/ Margaret Anne Landon
                                   -----------------------------------
                                          Margaret Anne Landon
State of Arizona  )
County of Maricopa)

The foregoing was acknowledged before me this 25th day of February, 1997 by Margaret Anne Landon.

[SEAL]                      /s/ Jacque Tenge
                            -----------------------------
                            Notary Public

                                CONSENT OF SPOUSE

     The undersigned spouse of Gary Ramsey, who is a party to the above Agreement of Purchase and Sale, pertaining to the sale of the stock of Southwest General Services, Inc., an Arizona corporation (the "Agreement"), hereby declares, contemporaneously with the execution of the Agreement, that she has read the Agreement in its entirety, and being fully convinced of the wisdom and equity of the terms of the Agreement, and in consideration of the premises and of the provisions of the Agreement, hereby expresses her consent to the execution and consummation of the Agreement by Gary Ramsey.

     The undersigned further agrees that in the event of the death of Gary Ramsey, the dissolution of their marriage, or any occurrence contemplated by the Agreement that gives rise to any liability or obligation of Gary Ramsey, the provisions of the Agreement shall be binding upon her to the extent of any community property she may now have or hereafter acquire, and any and all separate property that she may hereafter possess which arises (directly or indirectly) from any consideration given to Gary Ramsey pursuant to the Agreement or any agreement executed in connection thereto.

     The undersigned further agrees that she will, at any and all times, make, execute and deliver such instruments and documents as may be reasonably necessary to carry out the provisions of the Agreement, provided that no such documents require the incurring of any liabilities in excess of that already provided in the Agreement.

     Dated this 25th day of February, 1997.


                                   /s/ Denise Ramsey
                                   -----------------------------------
                                             Denise Ramsey
State of Arizona  )
County of Maricopa)

The foregoing instrument was acknowledged before me this 25th day of February, 1997.

[SEAL]                      /s/ Jacque Tenge
                            -----------------------------
                            Notary Public

                                   APPENDIX J

          (i) All real property leased by the Company from NRM Properties, Inc. or Chaparral Properties, Inc. (the "Leased Properties") is set forth in Schedule "J" and is zoned as set forth on Schedule "J", pursuant to the ordinances of the applicable cities, towns, villages or townships identified on such Schedule "J", and is not located in an area that has been identified by the Secretary of Housing and Urban Development as an area of special flood hazard. The uses to which such real property are presently put do not violate or conflict with the applicable provisions of such zoning ordinances, or other zoning laws of such cities, towns, villages or townships or any other governmental body.

          (ii) The Company does not sublease any of its Leased Properties. The Company does not lease any of its owned real property.

          (iii) Neither the Company nor any Vendor, nor any one or more of them, has retained or engaged any real estate broker, commission agent or other person who is or may be entitled to payment of a commission or finder's fee or other compensation in connection with any of the Leased Properties.

          (iv) As to the Leased Properties, the present use and operation of the real property is authorized by and in compliance with all applicable building, fire, health, labor and safety laws, ordinances, rules and regulations applicable to the real property, including, without limitation, OSHA, and the Americans with Disabilities Act, and there is no litigation, action, proceeding or any present plan or study by any governmental authority or any private person or entity which in any way would affect the present use and operation of the real property. There are in existence all licenses, permits and approvals that are required for the use and operation of the Leased Properties, and no Vendor has any reason to believe that any of the same are in jeopardy of being revoked or not being reissued upon expiration.

          (v) No Vendor has any knowledge of any fact or condition existing which would result or could result in the termination or reduction of the current access from the Leased Properties to existing public roads and highways, or of any reduction in sewer or other utility services presently serving the Leased Properties. Leased Properties have direct access to dedicated roads and highways and all utility services to the Leased Properties are furnished through dedicated or perpetual easements.

          (vi) As to the Leased Properties, no Vendor has received notice from any insurance company of any defects or inadequacies in such real property or any part thereof which would materially and adversely affect the insurability of the real property or the premiums for the insurance thereof.

          (vii) As to the Leased Properties, no Vendor has failed to disclose any material conditions of disrepair or other adverse conditions or defects with respect to such

                                  Appendix J-1
real property or any portion thereof of which that Vendor has knowledge or which, with the exercise of reasonable diligence, that Vendor should have known.

          (viii) As to the Leased Properties, no Vendor has any knowledge of any planned public improvement which might result in a special assessment levied against such real property. If any Vendor becomes aware of any of the foregoing (whether arising before or after the date hereof) after the date hereof, but prior to Closing, that Vendor shall give prompt written notice thereof to Purchaser prior to Closing.

                                  Appendix J-2

                   AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

WHEREAS, RURAL/METRO CORPORATION, a Delaware corporation ("Purchaser"), ROBERT
E. RAMSEY, JR., an individual ("R. Ramsey"), BARRY LANDON ("Landon"), PATRICK MCGRODER ("McGroder"), and GARY RAMSEY ("G. Ramsey") (R. Ramsey, McGroder, Landon and G. Ramsey may be hereinafter referred to collectively as the "Vendors"), signed that certain Agreement of Purchase and Sale, made as of February 25, 1997 (the "Agreement"), with respect to the purchase of all the issued and outstanding shares of the stock of SOUTHWEST GENERAL SERVICES, INC., an Arizona corporation (the "Company").

WHEREAS, Purchaser and Vendors desire to extend the Closing Date (as defined in the Agreement), and amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained (the adequacy of which consideration as to each of the parties hereto is hereby mutually admitted), the parties hereto hereby amend the Agreement as follows:

         1. Section 1.1(e) of the Agreement is hereby modified to read as follows:

                 "Closing Date" means the earlier of May 30, 1997 or five (5) business days following the satisfaction or waiver of all conditions precedent to the transactions contemplated by this Agreement, or such other date as the Parties may mutually agree in writing;"

         2. The last sentence of Section 8.1 of the Agreement is hereby amended to read as follows:

                 "In addition, this Agreement shall terminate if the Closing has not occurred by May 30, 1997, unless extended by written agreement of the Parties hereto."

         3. This Amendment shall constitute a written extension as contemplated by the original Section 8.1 of the Agreement.

         4. The terms and conditions set forth in the letter agreement, dated April 15, 1997, by and among Purchaser, Bob Ramsey and Barry Landon, Trustee for the Southwest

ESOP, a copy of which letter agreement is attached hereto as Exhibit A, shall constitute amendments and supplemental provisions to the Agreement, as applicable.

         5. This Amendment may be executed by the parties hereto in separate counterparts (and by facsimile transmission) each of which when so executed and transmitted or delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have set their hand as of the 15th day of April, 1997, through our trust in God and our service to others ... for life.

                                        RURAL/METRO CORPORATION, a
                                        Delaware corporation


                                        By: /s/ James H. Bolin
                                        ____________________________________
                                           James H. Bolin, President

                                            /s/ Robert E. Ramsey, Jr.
                                        _______________________________________
                                        Robert E. Ramsey, Jr., individually

                                            /s/ Patrick McGroder
                                        _______________________________________
                                        Patrick McGroder

                                            /s/ Barry Landon
                                        _______________________________________
                                        Barry Landon

                                            /s/ Gary Ramsey
                                        _______________________________________
                                        Gary Ramsey

I HEREBY CONSENT TO THE TERMS
OF THIS AMENDMENT as of the 15th day
of April, 1997:



_______________________________
Virginia (Jenny) L. Norton


_______________________________
Susan McGroder


_______________________________
Margaret Anne Landon


_______________________________
Denise Ramsey

                                                                EXHIBIT A

April 15, 1997


James H. Bolin, President
Rural/Metro Corporation
8401 E. Indian School Road
Scottsdale, Arizona 85251

Dear Jim:

        In response to our phone conversation in which we discussed the extension of the Agreement of Purchase and Sale between Rural/Metro and SW General, Inc., Southwest Ambulance of Casa Grande, Inc., Medical Emergency Devices and Services (MEDS), Inc. and Southwest General Services, Inc., I am asking for your acknowledgment of the following clarifications:

1.  SW General, Inc. shall, effective May 1, 1997, enter into a lease for the
3.5 acres of land adjacent to our facility at 617 W. Main. This land has been used by Southwest since last year without any rental fees being paid. The need for a new lease was disclosed during the due diligence process and will be added to the Book of Schedules under Schedule "J".

2. The original "Normalization Work Sheet" which was presented to you in January of this year was omitted from the Schedules. The Normalization Work Sheet will be added to the Book of Schedules under Section "H".

Additionally, Rural Metro, as presented in the Normalization Worksheet, has acknowledged the annual draws/management fees paid to Bob Ramsey associated with the ownership of the "S" corporations and SW General, Inc. These draws/management fees shall continue in practice until the closing of the Agreements at which time they shall cease and the start up of the Ramsey employment contract shall take effect.

3. Prior to 12/31/96 the equity of Southwest Ambulance of Casa Grande, Inc. and MEDS were drawn out by Bob Ramsey and loaned back to the corporations as represented by the "Notes Payable" in Schedules "A" & "C", on the respective balance sheets of the corporations. Subsequent to 1/1/97, Bob Ramsey has drawn the equity out of Southwest General Services, Inc. The equity and all state and federal taxes have been met by these transactions.

4. From the time period from January 1, 1997 through the date of closing all profits of the identified "S" corporations are passed on to SW General, Inc. through a management fee resulting in a zero equity position. This action is reflected in the financial statements of February and March, 1997 as presented to Rural/Metro through the due diligence process. (See Schedule "A")

5. As identified in Section 5.1(b)(ii) of the Agreement, Southwest shall, prior to close and during the normal course of business, expense such items as management fees, annual bonus', required capital expenditures (except the two new ambulances previously identified by SW) and miscellaneous expenses, which shall be acceptable to Rural/Metro so long as the $2,045,000 of this section is maintained per the Agreement.

6. Two new ambulances which were previously disclosed must be funded at this time. This expenditure, as invoiced, shall not be utilized in the debt formulas identified in the warranties with the original Purchase and Sale Agreement.

7. Rural/Metro acknowledges that Ramsey may exceed the $2,045,000 as identified in section 5 above, for the purpose of purchasing the ownership interests of William Kordsiemon in MOROKO, Inc. Utilization of these funds in excess of the $2,045,000 will be deducted from the MEDS purchase transaction.

8. Rural/Metro re-clarifies the understanding as to Bob Ramsey's position, responsibility and reporting structure as follows:

        - Bob Ramsey will serve as President and CEO of Southwest companies with direct management authority over the Arizona ambulance operations of Rural/Metro except where the fire department personnel directly operates the ambulance unit. In this capacity he shall report directly to Bob Edwards or to Warren Rustand and not to any Regional President.

        - Bob Ramsey agrees to serve as a member of the Board of Directors of Rural/Metro Corporation.

        - Bob Ramsey will serve in a senior executive position as a vice-president of Rural/Metro (reference: Employment Agreement and Letter of Intent) reporting to the office of the CEO under the direction of Warren Rustand.

        (See also the Letter of Intent dated January 31, 1997 and the Agreements of Purchase and Sale dated February 25, 1997 as referenced herein and exhibited in Schedule "C" of the Agreement.)

        As agreed, the closing date will be extended to Friday, May 30, 1997. Additionally, before implementation, I would like to initially meet with Warren, Bob and yourself to review the initial and mid-term efficiencies created by the acquisition and merging of the entities.

        This letter of agreement and extension, as signed by the parties below, shall be incorporated into the Agreement.

        ACKNOWLEDGED AND ACCEPTED AS OF THE DATE FIRST WRITTEN ABOVE.

                                                RURAL/METRO CORPORATION



/s/ Bob Ramsey                                      /s/ James Bolin
------------------------------                  By: --------------------------
Bob Ramsey                                                 James Bolin
                                                Its: President



/s/ Barry Landon
------------------------------
Barry Landon
Trustee for the Southwest ESOP



cc: Warren Rustand

               SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

WHEREAS, RURAL/METRO CORPORATION, a Delaware corporation ("Purchaser"), ROBERT
E. RAMSEY, JR., an individual ("R. Ramsey"), BARRY LANDON ("Landon"), PATRICK MCGRODER ("McGroder"), and GARY RAMSEY ("G. Ramsey") (R. Ramsey, Landon, McGroder, and G. Ramsey may be hereinafter referred to collectively as the "Vendors"), signed that certain Agreement of Purchase and Sale, made as of February 25, 1997, and that certain Amendment to Agreement of Purchase and Sale, made as of April 15, 1997 (together, the "Agreement"), with respect to the purchase of all the issued and outstanding shares of the stock of SOUTHWEST GENERAL SERVICES, INC., an Arizona corporation (the "Company"). All defined terms used herein but not otherwise defined shall have the meaning set forth in the Agreement.

WHEREAS, Purchaser and Vendors desire to extend the Closing Date (as defined in the Agreement), and amend the Agreement as set forth in this Second Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained (the adequacy of which consideration as to each of the parties hereto is hereby mutually admitted), the parties hereto hereby amend the Agreement as follows:

         1. Section 1.1(e) of the Agreement is hereby modified to read as follows:

                 "Closing Date" means the earlier of July 31, 1997 or five (5) business days following the satisfaction or waiver of all conditions precedent to the transactions contemplated by this Agreement, or such other date as the Parties may mutually agree in writing;"

         2. The last sentence of Section 8.1 of the Agreement is hereby amended to read as follows:

                 "In addition, this Agreement shall terminate if the Closing has not occurred by July 31, 1997, unless extended by written agreement of the Parties hereto."

         3. This Second Amendment shall constitute a written extension as contemplated by the original Section 8.1 of the Agreement.

         4. The terms and conditions set forth in the letter agreement, dated May 30, 1997, by and among Purchaser, Bob Ramsey and Barry Landon, Trustee for the Southwest

ESOP, a copy of which letter agreement is attached hereto as Exhibit A (the "Letter Agreement"), shall constitute amendments and supplemental provisions to the Agreement, as applicable, subject to the following: Paragraph 5 of the Letter Agreement shall be interpreted as a $277,000 indemnification threshold with respect to claims other than Third Party Claims, in the same manner as the $50,000 indemnification threshold for Third Party Claims in Section 7.5 of the Agreement of Purchase and Sale regarding SW General, Inc., and the $277,000 indemnification threshold shall be an aggregate threshold against the liability of the Vendors for indemnification arising from any of the Agreements of Purchase and Sale pertaining to the Southwest Companies.

         5. The Vendors represent and warrant that the Company is and shall be at the Closing a valid S-Corporation as defined in Section 1361 of the Code.

         6. This Second Amendment may be executed by the parties hereto in separate counterparts (and by facsimile transmission) each of which when so executed and transmitted or delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have set their hand as of the 30th day of May, 1997, through our trust in God and our service to others ... for life.

WE HEREBY CONSENT TO THE               RURAL/METRO CORPORATION, a
TERMS OF THIS SECOND                   Delaware corporation
AMENDMENT as of the 30th day
of May, 1997:
                                       By: /s/ James H. Bolin
                                          ____________________________________
                                          James H. Bolin, President

                                        /s/ Robert E. Ramsey, Jr.
_______________________________        _______________________________________
Virginia (Jenny) L. Norton             Robert E. Ramsey, Jr., individually


                                        /s/ Patrick McGroder
_______________________________        _______________________________________
Susan McGroder                         Patrick McGroder


                                        /s/ Barry Landon
_______________________________        _______________________________________
Margaret Anne Landon                   Barry Landon


                                        /s/ Gary Ramsey
_______________________________        _______________________________________
Denise Ramsey                          Gary Ramsey

                THIRD AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

         A. WHEREAS, RURAL/METRO CORPORATION, a Delaware corporation ("Purchaser"), ROBERT E. RAMSEY, JR., an individual ("R. Ramsey"), BARRY LANDON ("Landon"), PATRICK MCGRODER ("McGroder"), and GARY RAMSEY ("G. Ramsey") (R. Ramsey, Landon, McGroder, and G. Ramsey may be hereinafter referred to collectively as the "Vendors"), signed that certain Agreement of Purchase and Sale, made as of February 25, 1997, that certain Amendment to Agreement of Purchase and Sale, made as of April 15, 1997, and that certain Second Amendment to Agreement of Purchase and Sale, made as of May 30, 1997, (the "Agreement"), with respect to the purchase of all the issued and outstanding shares of the stock of SOUTHWEST GENERAL SERVICES, INC., an Arizona corporation (the "Company"). All defined terms used herein but not otherwise defined shall have the meaning set forth in the Agreement;

         B. WHEREAS, the Agreement and exhibits thereto incorrectly state that
R. Ramsey is the registered and beneficial owner of 769 of the Purchased Shares;

         C. WHEREAS, R. Ramsey is the registered and beneficial owner of 469 of the Purchased Shares and Patrick Cantelme ("Cantelme") is the registered and beneficial owner of 300 of the Purchased Shares; and

         D. WHEREAS, Cantelme and the parties to the Agreement as originally executed and delivered desire to amend the Agreement as provided herein.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained (the adequacy of which consideration as to each of the parties hereto is hereby mutually admitted), the parties hereto hereby amend the Agreement as follows:

         1. For all purposes under and in connection with the Agreement (including any all amendments thereto, exhibits or schedules thereto and any documents, agreements and instruments delivered at the Closing of the Agreement), (a) the terms "Vendor" and "Vendors" shall be deemed to include Cantelme, in addition to the Vendors named in the Agreement as originally executed and delivered and (b) the ownership of Purchased Shares and the allocation of the aggregate Purchase Price therefor, shall be changed to reflect the fact that the 769 Purchased Shares incorrectly indicated as being held by R. Ramsey are held by R. Ramsey as to 469 of such shares and by Cantelme as to 300 of such shares.

         2. The parties hereto agree that Cantelme shall be deemed a "Vendor" for all purposes under or in connection with the Agreement, as if named as a Vendor in the Agreement when and as originally executed by the original parties thereto, and as if it had executed and delivered the Agreement when and as originally executed by the original parties thereto. Cantelme and the parties to the Agreement as originally executed and delivered agree that Cantelme and the other Vendors shall be jointly and severally liable for the obligations of the Vendors as and to the extent set forth in the Agreement.

         3. Cantelme and each of the Vendors named in the Agreement as originally executed and delivered represent and warrant to Purchaser that (a) the recitals set forth in paragraphs B and C above are true and correct as of the date hereof, and (b) that Cantelme has full power and authority to execute and deliver this Fourth Amendment.

         4. This Third Amendment may be executed by the parties hereto in separate counterparts (and by facsimile transmission) each of which when so executed and transmitted or delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have set their hand as of the 30th day of June, 1997, through our trust in God and our service to others ... for life.

WE HEREBY CONSENT TO THE
TERMS OF THIS THIRD
AMENDMENT as of the 30th day
of June, 1997:

RURAL/METRO CORPORATION, a
Delaware corporation



By:_________________________________
   Dean Hoffman, Director of
   Finance

       /s/ Robert E. Ramsey, Jr.
------------------------------------
       Robert E. Ramsey, Jr.

       /s/ Patrick McGroder
------------------------------------
       Patrick McGroder

       /s/ Barry Landon
------------------------------------
       Barry Landon

       /s/ Gary Ramsey
------------------------------------
       Gary Ramsey

       /s/ Patrick Cantelme
------------------------------------
       Patrick Cantelme


                                        3